UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 17, 2018
ORIGIN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Louisiana	001-38487	72-1192928
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 South Service Road East
Ruston, Louisiana 71270
(Address of principal executive offices)
Registrant's telephone number, including area code: (318) 255-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting Company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2018, Origin Bank (the “Bank”), a wholly owned subsidiary of Origin Bancorp, Inc. (the “Company”) entered into a Supplemental Executive Retirement Plan (“SERP”) and a separate Endorsement Split Dollar Life Insurance Agreement (“Split Dollar Agreement”), each with Stephen H. Brolly, the Executive Vice President and Chief Financial Officer of the Bank.

The SERP provides Mr. Brolly with supplemental benefits upon retirement. Under the terms of the SERP, Mr. Brolly will be provided an annual retirement benefit (the "Retirement Benefit") equal to 25% of Mr. Brolly's annualized base salary for the calendar year in which Mr. Brolly reaches age 65, payable for a duration of 15 years following his separation from service.

The benefits will be reduced to the extent Mr. Brolly retires before reaching age 65 or completes 10 years of service. In the event of voluntary separation or involuntary separation without cause or disability, a lump sum equal to the balance of the accrued vested benefit, with 10% of the benefit vesting for each year of service, will be payable to Mr. Brolly. In the event of a change of control followed by Mr. Brolly's separation from service within 24 months of such change in control occurring, a lump sum equal to the present value of the Retirement Benefit will be payable to Mr. Brolly. In the event of death after the age of 65 a benefit equal to the remaining installment payments of the Retirement Benefit, if any, will be payable to Mr. Brolly's beneficiary. No death benefits are provided under the agreement in the event that Mr. Brolly's death occurs prior to reaching age 65.

The Split Dollar Agreement provides for death proceeds to Mr. Brolly’s beneficiary under a life insurance policy owned by the Bank and for the Bank to pay all of the premiums associated with such insurance policy. Pursuant to the terms of the Split Dollar Agreement, in the event of Mr. Brolly’s death while employed by the Bank, his beneficiary will be entitled to receive the lesser of the present value of the Retirement Benefit had Mr. Brolly worked until age 65 or 100% of the proceeds from the life insurance policy, excluding the greater of the cash surrender value or the aggregate premiums paid by the Bank. Mr. Brolly’s beneficiary will not be entitled to any payments under the Split Dollar Agreement if his employment is terminated prior to death. The Bank will be entitled to the remainder of the proceeds.

The foregoing descriptions of the SERP and the Split Dollar Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the SERP and Split Dollar Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
10.1	Supplemental Executive Retirement Plan, dated August 17, 2018, by and between Origin Bank and Stephen H. Brolly.
10.2	Endorsement Method Split Dollar Plan Agreement, dated August 17, 2018, by and between Origin Bank and Stephen H. Brolly.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 21, 2018	ORIGIN BANCORP, INC.

By: /s/ Drake Mills
Drake Mills
Chairman of the Board, Chief Executive Officer and President